ADMIMISTRA Z’KA AGENCY AGREEME VT THIS AGREEMENT is made as of April 27, 2023 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the “Administrator”), and MUTUAL OF AMERICA INVESTMENT CORPORATION (the “Investment Corporation”) a Maryland corporation (on behalf of each series listed on Appendix A to this Agreement, each a “Portfolio” and collectively, the “Portfolios”). WITNESSETH: WHEREAS, Investment Corporation is registered with the United States Securities and Exchange Commission as a management investment company under the Investment Company Act of 1940 (the “1940 Act”); WHEREAS, Mutual of America Capital Management LLC (the “Adviser”) is the investment adviser to Investment Corporation; and WHEREAS, Investment Corporation desires to retain the Administrator to render certain services to the Portfolios and Investment Corporation’s Board of Directors has approved Investment Corporation’s proposal to retain the Administrator to provide such services, and the Administrator is willing to render such services. HOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows: 1. Appointment of Administrator. Investment Corporation hereby employs and appoints the Administrator to act as administrative agent to the Portfolios on the terms set forth in this Agreement, and the Administrator accepts such appointment. 2. Delivery of Documents. With respect to the Portfolios, Investment Corporation will on a continuing basis provide the Administrator with: 2.1 properly certified or authenticated copies of resolutions of the Board of Directors authorizing Investment Corporation to enter into this agreement with the Administrator and approving this Agreement;

2.2 a copy of Investment Corporation’s most recent registration statements; 2.3 copies of all agreements between Investment Corporation and its service providers; 2.4 a copy of Investment Corporation’s valuation procedures; 2.5 a copy of Investment Corporation’s Articles of Incorporation and By-laws; 2.6 any other documents or resolutions (including but not limited to directions or resolutions of Investment Corporation’s Board of Directors) which relate to or affect the Administrator’s performance of its duties hereunder or which the Administrator may at any time reasonably request; and 2.7 copies of any and all amendments or supplements to the foregoing.    3. Duties of the Administrator. Subject to the supervision and direction of Investment Corporation and Investment Corporation’s Board of Directors, the Administrator will perform the administrative services described in Appendix B hereto. Additional services may be provided by the Administrator upon the request of Investment Corporation or the Adviser as may be authorized by Investment Corporation as mutually agreed from time to time. In performing its duties and obligations hereunder, the Administrator will act in accordance with Investment Corporation’s instructions as defined in Section 5 (“Instructions”). Without limiting the Administrator’s obligations to perform the delegated administrative services set forth in this Agreement in accordance with the terms and conditions hereof, it is agreed and understood that the Administrator shall not hereby become responsible for Investment Corporation’s own compliance obligations regarding any applicable documents, laws or regulations, or for losses, costs or expenses arising out of Investment Corporation’s failure to comply with its obligations under said documents, laws or regulations. The Administrator shall in no event be required to take any action, which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction. 3.1 Records. The Administrator will maintain and retain such reports and records as required by and in conformity with the 1940 Act and other applicable federal securities laws and created pursuant to the performance of the Administrator’s obligations under this Agreement. The Administrator will maintain such other records as requested by Investment Corporation or the Adviser and received by the Administrator. The Administrator shall not be responsible for the accuracy and completeness of any records not created by the Administrator. The Administrator acknowledges that the records maintained and preserved by the Administrator pursuant to this Agreement are the property of Investment Corporation, shall be readily accessible during normal business hours, and will be provided promptly upon request from the Investment Corporation, its Board of Directors or its Adviser. Subject to the foregoing, in performing its obligations under this Section, the Administrator may utilize micrographic and electronic storage media as well as independent third-party storage facilities, to the extent and in a manner permissible or required by applicable law. The Administrator agrees that Investment Corporation has the right to approve the use of independent third party storage facilities, which approval shall not be unreasonably withheld, and Investment Corporation shall have a reasonable period of time to perform its due diligence before deciding whether to grant its approval. The Administrator shall preserve the records required to be maintained hereunder for the period required by applicable law, provided that such records shall be maintained for a minimum of seven (7) years. 3.2 Use ofAgenfs The Administrator may at any time or times in its discretion appoint (and may at any time remove) any other affiliate, bank, trust fund or subcontractor as its agent (each an “Agent” and collectively, the “Agents”), to carry out such provisions of this Agreement as it may from time to time direct. The Administrator shall adhere to the standard of care required under Section 7 of this agreement in the selection and monitoring of such Agents and the Administrator will be responsible for the actions or omissions of its Agents to the same extent it would be if it were performing the actions or duties itself. The Administrator shall provide Investment Corporation with prior notice of such appointment and the appointment of an Agent shall not relieve the Administrator of its obligations under this Agreement. 4. Duties of Investment Corporiition. Investment Corporation shall notify the Administrator promptly of any matter affecting the performance by the Administrator of its services under this Agreement and where the Administrator is providing fund accounting services pursuant to this Agreement shall promptly notify the Administrator as to the accrual of liabilities of the Portfolios, liabilities of the Portfolios not appearing on the books of account kept by the Administrator and as to the existence, status and proper treatment of reserves, if any, authorized by Investment Corporation. Where the Administrator is providing portfolio compliance monitoring services pursuant to this Agreement, Investment Corporation agrees to notify the Administrator in the event Investment Corporation or any officer, employee or agent of Investment Corporation detects a material non-compliance of each Portfolio with their investment restrictions, policies and limitations. Investment Corporation agrees to provide such information to the Administrator as lnay be reasonably requested to comply with the applicable banking and securities laws of the United States or other jurisdictions relating to “Know Your Customer” and money laundering prevention rules and regulations (collectively, the “KYC Requirements”). For purposes of this subsection, and in connection with all applicable KYC Requirements, Investment Corporation and each Portfolio is the “client” or “customer” of the Administrator. Investment Corporation further represents that it will perform all obligations required by Investment Corporation under applicable KYC Requirements with respect to the Portfolios’ “customers” (as defined in the KYC Requirements).

5. Instructions. 5.1 Except as otherwise provided herein, the Administrator shall not be liable for any action taken or omitted in good faith reliance upon Instructions or upon any other written notice, request, direction, instruction, certificate or other instrument reasonably believed by it to be genuine and signed or authorized by the proper party or parties. A list of persons so authorized by Investment Corporation (“Authorized Persons”) is attached hereto as And                C and upon which the Administrator may rely until its receipt of notification to the contrary by Investment Corporation. 5.2 Instructions shall include a written request, direction, instruction or certification signed or initiated on behalf of Investment Corporation or by one or more persons as the Board of Directors of Investment Corporation shall have from time to time authorized in writing. Those persons authorized to give Instructions may be identified by the Board of Directors by name, title or position and will include at least one officer empowered by Investment Corporation to name other individuals who are authorized to give Instructions on behalf of Investment Corporation. 5.3 Telephonic or other oral instructions or instructions given by telefax transmission may be given by any one of the above persons and will also be considered Instructions if the Administrator reasonably believes them to have been given by a person authorized to give such Instructions with respect to the transaction involved. 5.4 With respect to telefax instructions, the parties agree and acknowledge that receipt of legible instructions cannot be assured, and that the Administrator cannot verify that authorized signatures on telefax instructions are original or properly affixed. If the Administrator determines that a telefax Instruction is illegible (the printed name (not the signature) on the telefax instruction must be identifiable), the Administrator shall promptly contact the person identified in the Instruction as the person to contact in the event of questions or issues with the transmittal or, if none, a contact at Investment Corporation reasonably familiar to the Administrator in the context of said Instruction, and request a legible telefax Instruction. Subject to the provisions of Section 7 hereof with respect to receipt by the Administrator of Instructions, including but not limited to any applicable security or authentication procedures, the Administrator shall not be liable for losses or expenses incurred through actions taken in reliance on inaccurately stated, or unauthorized telefax Instructions. 5.5 Instructions given orally will not be confirmed in writing and the lack of such confirmation shall in no way affect any action taken by the Administrator in reliance upon such oral Instructions. Investment Corporation authorizes the Administrator to record (digitally or otherwise) any and all telephonic or other oral Instructions given to the Administrator by or on behalf of Investment Corporation (including any of its officers, directors, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Instructions on behalf of Investment Corporation to the Administrator.) 6. Expenses and Compensation. For the services to be rendered and the facilities to be furnished by the Administrator as provided for in this Agreement, Investment Corporation shall pay the Administrator for its services rendered pursuant to this Agreement a fee based on such fee schedule as may from time to time be agreed upon in writing by Investment Corporation and the Administrator. Additional services performed by the Administrator as requested by Investment Corporation shall be subject to additional fees as mutually agreed from time to time. In addition to such fee, the Administrator shall bill Investment Corporation separately for any out-of-pocket disbursements of the Administrator based on an out-of-pocket schedule as may from time to time be agreed upon in writing by Investment Corporation and the Administrator. The foregoing fees and disbursements shall be billed monthly to Investment Corporation by the Administrator and proper invoices shall be paid promptly by wire transfer or other appropriate means to the Administrator. 7. Standard of Care. The Administrator shall be held to the exercise of reasonable care and diligence in carrying out the provisions of this Agreement and in all events shall act in good faith in performing the services provided for under this Agreement, provided that the Administrator shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction. 8. General Limitations on Liability. The Administrator shall incur no liability with respect to any telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers (including without limitation those listed on Appendix D) so long as the Administrator uses its reasonable efforts to mitigate any such delays and maintains commercially reasonable business continuity, disaster recovery and backup processes reasonably designed for ensuring the continuity of the Administrator’s services and/or recovery of Investment Corporation’s records following a service interruption, security incident, or loss of hardware or software components supporting the service that complies with all applicable regulatory requirements and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement. The Administrator further agrees that it will perform appropriate due diligence to ensure that each agent it appoints under this Agreement has and maintains commercially reasonable business continuity, disaster recovery and backup processes reasonably designed for ensuring the continuity of the Administrator’s services and/or recovery of Investment Corporation’s records following a service interruption, cybersecurity incident, or loss of hardware or software components that complies with all applicable regulatory requirements and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations delegated to it under this Agreement. 8.1 The Administrator shall also incur no liability under this Agreement if the Administrator or any agent or entity utilized by the Administrator shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its reasonable control, including but not limited to: 8.1.1 any Sovereign Event. A “Sovereign Event” shall mean any nationalization; expropriation; devaluation; revaluation; confiscation; seizure; cancellation; destruction; strike; act of war, terrorism, insurrection or revolution; or any other act or event beyond the Administrator’s control; 8.1.2 any restrictive provision of any present or future law, regulation or order of the United States or any state thereof, or of any foreign country or political subdivision thereof, or of any securities depository or clearing agency; and 8.1.3 any restrictive provision of any order or judgment of any court of competent jurisdiction. 8.2 The Administrator shall not be held accountable or liable for any losses, damages or expenses Investment Corporation or any shareholder or former shareholder of a Portfolio or any other person may suffer or incur arising from acts, omissions, errors or delays of the Administrator in the performance of its obligations and duties as provided in Section 3 hereof, including without limitation any error ofjudgment or mistake of law, except a damage, loss or expense directly resulting from the Administrator’s willful malfeasance, bad faith or negligence in the performance of such Administrator’s obligations and duties or from reckless disregard by Administrator of the obligations and duties set forth in this Agreement. The Administrator shall also be accountable for reasonable attorney’s fees, not to exceed $250,000, arising out of the foregoing, provided that the parties shall cooperate in good faith to mitigate and minimize the amount and scope of said attorney’s fees. 8.3 Except for the attorney’s fees set forth in Section 8.2, in no event and under no circumstances shall the Administrator be held liable to the other party for consequential or indirect damages, loss of profits, damage to reputation or business or any other special or punitive damages arising under or by reason of any provision of this Agreement or for any act or omissions hereunder, even if the Administrator has been advised of the possibility of such damages or losses. 9. Specific Limitations on Liability. In addition to, and without limiting the application of the general limitations on liability contained in Section 8, the following specific limitations on the Administrator’s

liability shall apply to the particular administrative services set forth on Appendix B hereto.    9.1 Perl/o/io Compliance Monitoring. The secondary compliance monitoring of the investments of each Portfolio with respect to investment restrictions and policies is subject to parameters that may vary over time and which may be beyond the control or knowledge of the Administrator. Consequently, the results of the monitoring as notified by the Administrator to Investment Corporation are to be considered merely as an indication of possible non-compliance with the investment restrictions and policies of the Portfolios rather than an affirmative statement as to non-compliance with the investment restrictions and policies. Moreover, the Administrator may not detect a breach and consequently might not notify Investment Corporation thereof if information or data in its possession is inaccurate, incomplete or ambiguous. Provided that the Administrator exercises the standard of care set forth in Section 7 of this agreement, Investment Corporation also agrees that the Administrator shall not be liable for the accuracy, completeness or use of any information or data that any compliance system used by the Administrator generates in connection with such administrative compliance monitoring on any given date. 9.2 Liability for Fund Accounting Services. Without limiting the provisions in Section 8 hereof, the Administrator’s liability for acts, omissions, errors or delays relating to its fund accounting obligations and duties shall be limited to the amount of any expenses associated with a required recalculation of net asset value per share (“NAV”) and any direct damages suffered by shareholders in connection with such recalculation. The Administrator’s liability or accountability for such acts, omissions, errors or delays shall be further subject to clauses 9.2.1 through 9.2.4 below. The Administrator shall advise Investment Corporation of any such NAV error as soon as it becomes aware of any such error. 9.2.1. The parties hereto acknowledge that the Administrator’s causing an error or delay in the determination of NAV may, but does not in and of itself, constitute negligence or reckless or willful misconduct. The parties further acknowledge and agree that (a) in accordance with industry practice, the Administrator shall be liable and the recalculation of NAV shall be performed only with regard to errors in the calculation of the NAV that are greater than or equal to a full, unrounded $0.01 per share of a Portfolio, or such other threshold(s) as the parties hereto may otherwise agree. 9.2.2 Provided that the Administrator exercises the standard of care in Section 7 of this agreement, the Administrator shall not be held accountable or liable to Investment Corporation or the Portfolios, any shareholder or former shareholder thereof or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (i) the Administrator’s usage of a third party service provider for the purpose of storing records delivered to the Administrator by Investment Corporation and which the Administrator did not create in the performance of its obligations hereunder (ii) the Administrator’s failure to receive timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of the Portfolios; or (iii) any errors in the computation of NAV based upon or arising out of quotations or information as to corporate actions if received by the Administrator either (a) from a source which the Administrator was authorized to rely upon (including, but not limited to, the fair value pricing procedures of any adviser of the Portfolios and those sources listed on A e di D), or (b) from a source which in the Administrator’s reasonable judgment was as reliable a source for such quotations or information as such authorized sources. To the extent that Portfolio assets are not in the custody of the Administrator or an affiliate, the Administrator may reasonably rely on any reporting in connection with such assets provided to the Administrator by a third party on behalf of the Portfolio. 9.2.3. In the event of any error or delay in the determination of such NAV for which the Administrator may be liable, Investment Corporation and the Administrator will consult and make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by a Portfolio(s) or its present or former shareholders. It is understood that in attempting to reach agreement on the actions to be taken or the amount of the loss which should appropriately be borne by the Administrator, Investment Corporation and the Administrator will consider such relevant factors as the amount of the loss involved, the desire to avoid loss of Portfolio shareholder good will, and the appropriateness of limiting or eliminating the benefit which shareholders or former shareholders might have obtained by reason of the error. 10. Indemnification. Investment Corporation hereby agrees to indemnify the Administrator against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit, in connection with or arising out of performance of its obligations and duties under this Agreement in accordance with the terms of this Agreement (including reliance upon any Instruction in accordance with Section 5.1), and not resulting from the willful malfeasance, bad faith or negligence of the Administrator in the performance of such obligations and duties or breach of standard of care under this Agreement. The provisions of this Section 10 shall survive the termination of this Agreement.

10.1 Assumption of Defense of Third Partv Claims. Investment Corporation shall have the opportunity, at its own expense and with its own counsel, subject to the Administrator’s prior written approval of said counsel (such approval not to be unreasonably withheld), to defend or settle any action, suit, proceeding, investigation, claim or demand made by a third party against the Administrator (not involving a direct claim by Investment Corporation); provided, however, that: (a) Investment Corporation shall keep the Administrator informed of all material developments and events relating to such action, suit, proceeding, investigation, claim or demand; (b) the Administrator shall have the right to participate, at its own expense in the defense of such action, suit, proceeding, investigation, claim or demand; and (c) Investment Corporation shall not settle such action, suit, proceeding, investigation, claim or demand without the prior written consent of the Administrator, which consent shall not be unreasonably withheld. 11. Counsel7Certified Public Accountant. In fulfilling its duties hereunder, the Administrator shall be entitled to receive and act upon the advice of (i) counsel and/or a certified public accountant regularly retained by the Administrator in respect of such matters, (ii) counsel and/or a certified public accountant for Investment Corporation (in each case, with prior notice to Investment Corporation and Investment Corporation’s internal counsel) or (iii) such counsel or certified public accountant as Investment Corporation and the Administrator may agree upon, with respect to all matters, and the Administrator shall not be considered to have acted negligently for any action reasonably taken or omitted pursuant to such advice, provided that the Administrator exercised reasonable care in the selection of such counsel and/or certified public accountant and acts reasonably in reliance on such advice. 12. Termination ofAgreement. This Agreement may be terminated by either party in accordance with the provisions of this Section 12.1 This Agreement shall have an initial term from the date hereof until September 30, 2024. Thereafter, Investment Corporation shall have the option to continue the Agreement for two (2) additional one (1) year periods, with a final termination date September 30, 2026, unless the term is extended by agreement of both parties or terminated earlier as set forth herein. During the initial term, Investment Corporation may terminate this Agreement at any time on nine (9) months’ written notice to the Administrator and following the initial term of the Agreement, either party may terminate this Agreement on nine (9) months’ written notice to the non-terminating party. Notwithstanding the foregoing provisions, either party may terminate this Agreement at any time (a) for cause, which is a material breach of the Agreement not cured within 30 days, in which case termination shall be effective upon written receipt of notice by the non-terminating party, or (b) immediately upon thirty (30) days written notice to the other party in the event that either the other party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect. Investment Corporation may terminate this Agreement upon thirty (30) days written notice to the Administrator upon the Administrator or an affiliate becoming the subject of any criminal, administrative or regulatory investigation or proceeding that Investment Corporation reasonably but in its sole discretion believes may have a material adverse effect on Administrator’s ability to provide some or all of the services under this Agreement. In the event a termination notice is given by a party hereto, all expenses associated with the movement of records and materials and the conversion thereof shall be paid by Investment Corporation. The Administrator shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed. 12.2. Upon termination of the Agreement in accordance with this Section 12, Investment Corporation may request the Administrator to promptly deliver to Investment Corporation or to any designated third party all records created and maintained by the Administrator pursuant to Section 3.1 of this Agreement, as well as any Portfolio records maintained but not created by the Administrator. If such request is provided in writing by Investment Corporation to the Administrator within one year of the date of termination of the Agreement, the Administrator shall provide to Investment Corporation a certification that all records created by the Administrator pursuant to its obligations under Section 3.1 of this Agreement are accurate and complete. After one year from the date of termination of this Agreement, no such certification will be provided to Investment Corporation by the Administrator and the Administrator is under no further obligation to ensure that records created by the Administrator pursuant to Section 3.1 of this Agreement are maintained in a form that is accurate or complete. 13. Confidentiality. The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement (including, without limitation, disclosure to Subcustodians or Agents appointed by the Administrator), shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any regulator of the Administrator, any Regulatory Authority, any auditor or attorney of the parties hereto, or by judicial or administrative process or otherwise by Applicable Law.

14. Tape-recording. Investment Corporation authorizes the Administrator to record (digitally or otherwise) any and all telephonic or other oral instructions given to the Administrator by or on behalf of Investment Corporation, including from any Authorized Person. This authorization will remain in effect until and unless revoked by Investment Corporation in writing. Investment Corporation further agrees to solicit valid written or other consent from any of its employees with respect to telephone communications to the extent such consent is required by applicable law. 15. Entire Agreement,- Amendment. This Agreement constitutes the entire understanding and agreement of the parties hereto and supersedes any other oral or written agreements heretofore in effect between the parties with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought. 16. Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force. 17. Headings. The section headings in this Agreement are for the convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions thereof. 18. Governing Law. This Agreement shall be governed by and construed according to the laws of the New York without giving effect to conflicts of laws principles and each of the parties hereto irrevocably consents to the exclusive jurisdiction of the courts of the State of New York located in New York County and the federal courts located in the Southern District of New York. 19. 7Votices. Notices and other writings delivered or mailed postage prepaid to Investment Corporation addressed to Mutual of America at 320 Park Avenue, New York, NY 10022, Attn: Jeff Young, EVP, Head of Investment Products, or to such other address as Investment Corporation may have designated to the Administrator in writing, or to the Administrator at 50 Post Office Square, Boston, MA 02110-1548, Attention: Manager, Fund Administration Department, or to such other address as the Administrator may have designated to Investment Corporation in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee. 20. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of Investment Corporation and the Portfolios and the Administrator and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party. Each party agrees that only the parties to this Agreement and/or their successors in interest shall have a right to enforce the terms of this Agreement. Accordingly, no third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties. 21. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Agreement shall be acceptable evidence of the existence of the Agreement and the Administrator shall be protected in relying on the photocopy or telefax until the Administrator has received the original of the Agreement. 22. Exclusivity. The services furnished by the Administrator hereunder are not to be deemed exclusive, and the Administrator shall be free to furnish similar services to others. 23. Compliance Policies and Procedures. To assist Investment Corporation in complying with Rule 38a- 1 of the 1940 Act, the Administrator represents that it has adopted written policies and procedures reasonably designed to prevent violation of the federal securities laws in fulfilling its obligations under the Agreement and that it has in place a compliance program to monitor its compliance with those policies and procedures. The Administrator will upon request provide Investment Corporation’s Chief Compliance Officer with information about our compliance program. 24. Authorization. Investment Corporation hereby represents and warrants that its Board of Directors has authorized the execution and delivery of this Agreement and that an authorized officer of Investment Corporation has signed this Agreement, Appendices A, B, C, and D and the fee schedule hereto.    [Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above. The undersigned acknowledges that (I/we) have received a copy of this document.    [GRAPHIC APPEARS HERE]BROWN BROTHERS HARRIMAN & CO.    By: Name: Hugh Bolton Title: Date: Managing Director 27 April 2023 MUTUAL OF AMERICA INYESTMENT CORPORATION

APPENDIX A TO ADMINISTRATIVE AGENCY AGREEMENT    The following is a list of Portfolios for which the Administrator shall serve under an Administrative Agency Agreement dated as of April 27, 2023: Mutual of America Investment Corporation Equity Index Fund All America Fund Small Cap Value Fund Small Cap Growth Fund Small Cap Equity Index Fund Mid Cap Value Fund Mid-Cap Equity Index Fund Composite Fund International Fund Catholic Values Index Fund Money Market Fund Mid-Term Bond Fund Bond Fund Retirement Income Fund 2015 Retirement Fund 2020 Retirement Fund 2025 Retirement Fund 2030 Retirement Fund 2035 Retirement Fund 2040 Retirement Fund 2045 Retirement Fund 2050 Retirement Fund 2055 Retirement Fund 2060 Retirement Fund 2065 Retirement Fund Conservative Allocation Fund Moderate Allocation Fund Aggressive Allocation Fund    MUTUAL OF AMERICA INVESTMENT CORPORATION

APPENDIX B TO ADMINISTRATIVE AGENCY AGREEMENT Fund Accounting Services The Administrator will provide the following fund accounting services to each Portfolio each day that such Portfolio and the New York Stock Exchange (“NYSE”) is open (each a “Business Day”): transaction processing and review, custodial reconciliation, securities pricing and investment accounting. Transaction Processing and Review. The Administrator shall input and reconcile each Portfolio’s investment activity including with respect to: • Investment tax lots • Income • Dividends • Principal paydowns • Capital activity • Expense accruals • Cash activity • Corporate Reorganizations • Credit related adjustments effecting income and amortization Custodial Reconciliation. The Administrator shall reconcile daily the following positions of each Portfolio against the records of the Custodian: • Securities holdings • Cash including cash transfers, fees assessed and other investment related cash transactions • Trade settlements Securities Pricing. The Administrator shall update each security position of each Portfolio as to the following: • Market prices obtained from approved sources including those listed on Appendix D or Fair Valuations obtained from an Authorized Person of Investment Corporation • Mark to market of non-base receivables/payables utilizing approved foreign exchange quotations as quoted in Appendix D • Mark to market of non-base currency positions utilizing the approved sources quoted in Appendix D or Fair Valuations obtained from an Authorized Person of Investment Corporation Investment Accounting. The Administrator shall provide the following investment accounting services to each Portfolio: • Amortization/accretion at the individual tax lot level « General ledger entries • Book value calculations • Trade Date + 1 accounting, and T+0 as needed for financial reporting purposes • Calculation of Net Asset Value Per Share (“NAV”) as of the close of business of the NYSE

Portfolio Compliance Monitoring Services As described herein, the Administrator is providing secondary portfolio compliance monitoring services (“Secondary Compliance Monitoring Services”) pursuant to this Agreement. Investment Corporation acknowledges that the Secondary Compliance Services duplicate the compliance program in place for the Portfolios (i.e., all tests performed as part of Secondary Compliance Monitoring Services are also performed by Investment Corporation or the Advisor independently of the Services provided by the Administrator), that the Secondary Compliance Monitoring Services are a double check or backup, and that the Administrator may not provide Secondary Compliance Monitoring Services unless they are duplicative to the compliance testing performed by Investment Corporation or the Advisor. Finally, Investment Corporation understands that this is a condition precedent to the Administrator’s ability to provide Secondary Compliance Monitoring Services. Further, Investment Corporation agrees to notify the Administrator in the event Investment Corporation or any officer, employee or agent of Investment Corporation detects a possible non-compliance of a Portfolio with its investment restrictions, policies and limitations. Investment Corporation understands that any printed material generated by the system employed by the Administrator to perform any Secondary Compliance Monitoring Services shall display the CRD brand and logo, as appropriate. The Administrator shall perform the following Secondary Compliance Monitoring Services with respect to the investments of each Portfolio on each Business Day unless otherwise specified: • Trade date plus one monitoring of each Portfolio’s investments with respect to the investment restrictions, policies and limitations as described in the current prospectus and statement of additional information, which shall be provided to the Administrator by Investment Corporation, and agreed to by the Administrator o Monitoring of policies, restrictions and limitations with respect to certain derivative investments is performed monthly (or as requested) • Trade date plus one monitoring of each Portfolio’s investments with respect to the 1940 Act requirements and rules thereunder (including Rule 2a-7 if applicable) and applicable Internal Revenue Code rules and regulations as described in Exhibit A attached hereto o Rule 179-1 monitoring shall be performed monthly as requested o Qualifying income monitoring with respect to Subchapter M compliance shall be performed monthly • Trade date plus one monitoring of other Portfolio investment restrictions, policies and limitations at such times as may be agreed in writing by Investment Corporation and Administrator • The Administrator shall notify Investment Corporation’s Chief Compliance Officer (“CCO”) and such other Authorized Person as may be agreed to by Investment Corporation in the event and at such times as the Administrator detects possible non-compliance with a Portfolio’s investment restrictions, policies and limitations (“Daily Exception Reporting”) • Provide the Investment Corporation’s CCO and such other Authorized Person as may be agreed to by Investment Corporation a monthly report summarizing the results of the Portfolio Compliance Monitoring Services (“Monthly Summary Reporting”) • Provide Investment Corporation’s Board of Directors a quarterly report summarizing the results of the Portfolio Compliance Monitoring Services (“Quarterly Board Summary Reporting”) • Assist Investment Corporation in producing quarterly brokerage-related reports for its Board of Directors as requested by Investment Corporation and agreed to by the Administrator The Administrator shall perform the following additional compliance monitoring services with respect to each Portfolio one each Business Day:

• Provide Investment Corporation’s CCO and such other Authorized Person as may be agreed to by Investment Corporation a daily portfolio compliance summary report (“Daily Summary Reporting”) Financial Reporting Services » The Administrator shall accumulate information for and prepare o Within a 60-day production cycle, one annual and one semi-annual shareholder report for Investment Corporation per fiscal year, such preparation includes the coordination of all printer and author edits, the review of printer drafts and the coordination of the audit of Investment Corporation by its independent public auditor (e.g., manage open items lists, host weekly audit meeting, etc.) o Monthly N-MFP filings o Monthly N-PORT filings o Annual N-CEN filings o one annual report and one semi-annual report on Form N-CSR o one annual Rule 24f-2 Notice o Assist in monitoring regulatory proposals and changes that may affect Investment Corporation Expense Administration Sewices The Administrator shall perform the following services as directed by Investment Corporation’s Treasurer: • Prepare and obtain authorization of Investment Corporation expense invoices on a bi-monthly basis • Prepare Investment Corporation’s quarterly budget and make recommendations for adjustments as appropriate • Prepare a monthly expense pro forma Provide consultative services with respect to financial matters of Investment Corporation as may be requested and agreed to by Investment Corporation and Administrator from time to time. Corporate Secretary and Legal Administration Services The Administrator shall perform the following regulatory and Board support services for Investment Corporation: • Maintain calendar for Board matters/approvals • Prepare all Board and Committee meeting agendas, request and track materials from Administrator, Investment Corporation personnel, Investment Corporation Counsel and independent auditors and post materials to the Investment Corporation’s Diligent portal. • Assist in monitoring regulatory proposals and changes that may affect Investment Corporation • Prepare one annual update per fiscal year end to Investment Corporation’s registration statement and file the same with the SEC (includes coordination of the update with Investment Corporation personnel, Investment Corporation counsel and independent auditors) » Prepare supplements (“Stickers”) to the Investment Corporation’s registration statement as reasonably requested by Investment Corporation’s personnel

• Assist the Investment Corporation with preparing the Investment Corporation’s fidelity bond filing with the SEC • Assist Investment Corporation in preparing one annual Form N-PX filing per calendar year • Review and comment on shareholder reports and coordinate with Administrator’s financial reporting personnel • Prepare and file one annual report and one semi-annual report on Form N-CSR • In accordance with Rule 31a-2 under the 1940 Act, maintain those records received or created by the Administrator, which are required to be maintained by Rule 31a-1(b)(4) under the 1940 Act The Administrator shall perform the following additional services for the Investment Corporation, subject to mutually agreed upon fees: • Prepare Information statements and file such materials with the SEC. • Prepare proxy statements, notices, scripts, agendas and file such materials with the SEC. » Prepare shareholder meeting materials, resolutions, script and minutes and attend such meetings • Prepare “off cycle” amendments to Investment Corporation’s registration statement, including those for new series, Portfolios or classes, changes in advisory relationships, mergers and restructurings, as may be requested and agreed to between Investment Corporation and Administrator « Assist in the startup of any new Portfolios, including preparation of board materials and applicable filings with the SEC Performance Measurement Services The Administrator shall provide the following services related to calculating and reporting of each Portfolio’s performance: • Calculate time weighted total returns for each Portfolio (by class, if applicable) and report such returns to Investment Corporation on a monthly basis, and SEC after-tax returns on an annual basis • Provide and review each Portfolio’s performance information disclosed in its financial statements, prospectus and statement of additional information as agreed to by the parties « At Investment Corporation’s request, report portfolio holdings to identified database companies Tax Support Services The Administrator shall provide the following tax support services to Investment Corporation: • The Administrator shall provide wash sales tax support services to Investment Corporation » Prepare fiscal year-end and excise tax distribution calculations « Prepare monthly, quarterly and annual income distributions as described in each Portfolio’s prospectus » Provide any tax analysis of portfolio transactions + Prepare annual capital gain distribution(s) including spillback amounts as required • Prepare tax-related ROCSOP entries for fund accounting purposes

• Review required tax disclosures (such as tax cost, long-term capital gain, tax-exempt designation, foreign tax credits, dividend-received deductions, and qualified dividend income pass throughs) in the Portfolio’s financial statements • Prepare shareholder year-end tax information • Calculate the amounts and characterizations of distributions declared during the calendar year for Form 1099/DIV reporting « Provide analysis and necessary adjustments based on passive foreign investment companies (“PFlCs”) that have been identified by Investment Corporation and communicated to the Administrator » Consult with Investment Corporation’s Authorized Persons on their management and/or investment strategy regarding straddles identified by Investment Corporation and communicated to the Administrator and provide necessary adjustments    BROWN BROTHERS HARRIMAN & CO. Name: Title: Date: Hugh Bolton Managing Director 27 April 2023 MUTUAL OF AMERICA INVESTMENT CORPORATION

APPENDIX C ADMINISTRATIVE AGENCY AGREEMENT List of Authorized Persons    Please see separately executed BBH Authorized Persons Documentation Package                 MUTUAL OF AMERICA INVESTMENT CORPORATION

APPENDIX D TO ADMINISTRATIVE AGENCY AGREEMENT AUTHORIZED SOURCES    Investment Corporation hereby acknowledges that the Administrator is authorized to use the following authorized sources and their successors and assigns for financial reporting, compliance monitoring, performance measurement, pricing (including corporate actions, dividends and rights offering), and foreign exchange quotations, to assist it in fulfilling its obligations under the aforementioned Agreement. BANK OF AMERICA MERRILL LYNCH GLOBAL RESEARCH BLOOMBERG RUSSELL/MELLON FUND MANAGERS / CLIENT DIRECTED INTERCONTINENTAL EXCHANGE (“ICE”) REPUTABLE BROKERS REFINITIV SUBCUSTODIAN BANKS SIX FINANCIAL REPUTABLE FINANCIAL PUBLICATIONS STOCK EXCHANGES STAT PRO MORGAN STANLEY CAPITAL INTERNATIONAL WALL STREET OFFICE* PRICING DIRECT IHS MARKIT SUPER DERIVATIVES S&P DOW JONES JP MORGAN SQX (SECURITIES QUOTE EXCHANGE) BARCLAYS FITCH SOLUTIONS MOODYS FORD EQUITY RESEARCH FTSE GROUP INVESTMENT TECHNOLOGY GROUP (ITG) WM COMPANY WOLTERS KLUWER FINANCIAL SERVICES DEPOSITORIES (DTC, EUROCLEAR, ETC) CLEARING BANKS (JP MORGAN CHASE, BANK OF NEW YORK MELLON, ETC) OeKB CITIGROUP INDEX LLC MORNINGSTAR INC. * By using Wall Street Office (“WSO”) as an authorized information source, Investment Corporation is authorizing the Administrator to share confidential information regarding bank loan transactions with WSO. Investment Corporation acknowledges and agrees that, while WSO must maintain such information confidentially, WSO is permitted to utilize such information on an anonymous basis in furtherance of its products and services. MUTUAL OF AMERICA INVESTMENT CORPORATION